Exhibit 99.1

BJ’s Wholesale Club Holdings, Inc. Announces Second Quarter Fiscal 2018 Results

BJ’s Reports Strong Second Quarter Results and Provides Initial Outlook for Fiscal 2018

•	Net sales for the quarter increased 4.3% to $3.2 billion

•	Comparable club sales excluding gasoline sales increased 2.0%

•	Loss from continuing operations of $5.5 million and record second quarter adjusted EBITDA of $143.0 million, a 5.4% increase over the second quarter of fiscal 2017

•	Net loss of $5.6 million or $0.05 per share. Adjusted net income of $43.3 million, or $0.31 per diluted share, an increase of 42% over the second quarter of fiscal 2017

•	Provides initial outlook for fiscal 2018

Westborough, MA (August 28, 2018) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) today announced its financial results for the thirteen and twenty-six weeks ended August 4, 2018.

“We are pleased with our second quarter results, which exceeded our expectations,” said Christopher J. Baldwin, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “We’re still in the very early stages of our transformation. Our progress is accelerating as we work to attract and retain members, get them shopping and make it more convenient to shop at BJ’s. As a result of our performance, we have increased our expectations for the full-year.”

For the Second Quarter (Thirteen Weeks) Ended August 4, 2018:

•	Net sales increased 4.3% to $3.2 billion compared to $3.1 billion in the second quarter of fiscal 2017.

•

Comparable sales increased 5.0% compared to the second quarter of fiscal 2017. Excluding the impact of gasoline sales, merchandise comparable sales for the quarter increased 2.0% representing the fourth consecutive quarter of positive merchandise comparable sales.

•	Membership fee income (“MFI”) increased 9.7% to $70.4 million compared to $64.2 million in the second quarter of fiscal 2017.

•

Gross profit increased to $588.5 million from $553.3 million in the second quarter of fiscal 2017. Excluding the impact of gasoline sales, merchandise gross margin rate during the quarter increased by approximately 80 basis points over the second quarter of fiscal 2017 driven primarily by continued progress in our category profitability improvement program.

•

Selling, general and administrative expenses (“SG&A”) increased to $549.2 million from $477.3 million in the second quarter of fiscal 2017. Excluding charges associated with stock-based compensation related to the Company’s initial public offering (“IPO”), IPO-related costs, management fees and compensatory payments related to stock options, SG&A was $498.2 million in the second quarter of fiscal 2018, compared to $473.2 million in the second quarter of fiscal 2017.

•

Operating income was $38.7 million compared to $74.8 million in the second quarter of fiscal 2017. Operating income excluding charges associated with stock-based compensation related to the IPO, IPO-related costs, management fees, compensatory payments related to stock options was $89.7 million, up from $78.9 million in the second quarter of fiscal 2017.

•

Interest expense, net, increased to $59.6 million compared to $43.8 million in the second quarter of fiscal 2017. During the second quarter of fiscal 2018, the Company fully repaid its second lien term loan with proceeds from the Company’s IPO. Excluding interest expense, a prepayment penalty and a write-off of deferred financing costs related to the second lien term loan that occurred during the quarter, interest expense for the second quarter of fiscal 2018 would have been $30.9 million.

•

Income tax benefit was $15.4 million compared to income tax expense of $11.1 million in the second quarter of fiscal 2017. The benefit was influenced by the windfall tax benefit recorded during the second quarter.

•

Loss from continuing operations was $5.5 million compared to income from continuing operations of $19.8 million in the second quarter of fiscal 2017. Adjusted EBITDA increased 5.4% to $143.0 million compared to $135.7 million in the comparable period last year.

•	Net loss was $5.6 million, or $0.05 per diluted share, compared to net income of $19.7 million, or $0.22 per diluted share, in the second quarter of fiscal 2017.

•	Adjusted net income was $43.3 million, or $0.31 per diluted share, compared to $30.5 million, or $0.22 per diluted share, in the second quarter of fiscal 2017.

For the Twenty-Six Weeks Ended August 4, 2018:

•	Net sales increased to $6.2 billion from $6.0 billion in the first half of fiscal 2017.

•	Comparable sales increased 4.2% compared to the first half of fiscal 2017. Excluding the impact of gasoline sales, merchandise comparable sales for the first half of fiscal 2018 increased 2.0%.

•	MFI increased 8.4% to $138.4 million compared to $127.7 million in the first half of fiscal 2017.

•

Gross profit increased to $1.14 billion from $1.06 billion the first half of fiscal 2017. Excluding the impact of gasoline sales, merchandise gross margin increased by 90 basis points driven by continued progress in our category profitability improvement program.

•

SG&A increased to $1.03 billion from $1.01 billion in the first half of fiscal 2017. Excluding charges associated with stock-based compensation related to the IPO, IPO-related costs, management fees, compensatory payments related to stock options and club asset impairment, SG&A was $978.7 million, up from $932.1 million in the first half of fiscal 2017.

•

Operating income increased to $103.2 million from $47.0 million in the first half of fiscal 2017. Excluding charges associated with stock-based compensation related to the IPO, IPO-related costs, management fees, compensatory payments related to options and club asset impairment, operating income was $159.3 million, up from $124.8 million in the first half of fiscal 2017.

•

Interest expense, net, decreased to $104.8 million from $107.9 million in the first half of fiscal 2017. Excluding interest expense, a prepayment penalty and a write-off of deferred financing costs related to the second lien term loan that occurred during the first half of fiscal 2018, interest expense for the first half of fiscal 2018 would have been $61.3 million.

•

Income tax benefit was $10.3 million compared to $21.9 million in the first half of fiscal 2017. The benefit in the first half of fiscal 2018 was influenced by the windfall tax benefit recorded during the second quarter.

•

Income from continuing operations was $8.8 million compared to a loss from continuing operations of $39.0 million in the first half of fiscal 2017. Adjusted EBITDA increased 12.9% to $264.6 million compared to $234.4 million in the first half of fiscal 2017.

•	Net income was $8.5 million, or $0.09 per diluted share, compared to a net loss of $39.2 million, or $0.44 per diluted share, in the first half of fiscal 2017.

•	Adjusted net income was $71.4 million, or $0.51 per diluted share, compared to $38.1 million, or $0.27 per diluted share, in the first half of fiscal 2017.

Recent Developments

•

On July 2, 2018, the Company consummated its IPO at an offering price to the public of $17.00 per share. The Company sold 43.1 million shares of its common stock in the IPO, including the additional 5.6 million shares purchased by the underwriters in the exercise of their overallotment option, resulting in total net proceeds of $691.0 million after deducting underwriters’ discounts and commissions.

•

The Company used the net proceeds from the IPO to repay the $623.2 million principal amount of indebtedness plus $10.2 million of accrued and unpaid interest and prepayment premium under the Company’s second lien term loan.

•	Following the IPO, the Company received ratings upgrades from both Moody’s and Standard and Poor’s. The Company’s ratings are now B1 at Moody’s, up from B3, and B at S&P, up from B-.

•

On August 13, 2018 and August 17, 2018, respectively, the Company completed the repricing of its first lien term loan and its senior secured asset based revolving credit facility and term loan (“ABL Credit Facility”). The Company also extended the maturity of its ABL Credit Facility for an additional five years until August 17, 2023. The repricing of these facilities is expected to reduce the Company’s annual interest expense by approximately $16 million.

Fiscal 2018 Outlook

For full fiscal 2018, the Company:

•	Projects net sales to be in a range of $12.6 billion to $12.7 billion and merchandise comparable store sales, which exclude gasoline, of 1.8% to 2.1%;

•

Projects interest expense for the full year, including the anticipated benefit of the August 2018 credit facility repricing transactions, and excluding interest in the first half of fiscal 2018 related to the second lien term loan to be $115 million to $118 million;

•	Projects its effective tax rate, excluding any benefit from future windfall stock benefits, to be approximately 27%;

•	Projects income from continuing operations to be in a range of $102 million to $112 million;

•	Projects adjusted EBITDA to be in the range of $553 million to $563 million;

•	Projects net income to be in the range of $101 million to $111 million, with adjusted net income in the range of $163 million to $173 million;

•

Projects net income per share attributable to common stockholders - diluted to be in a range of $0.83 to $0.91, with adjusted net income per share attributable to common stockholders - diluted in the range of $1.17 to $1.24. These per share metrics are based on estimated diluted weighted average shares outstanding of approximately 121.9 million and adjusted diluted weighted average shares outstanding of approximately 139.2 million, respectively; and

•	Projects capital expenditures to be in a range of $160 million to $170 million.

Conference Call Details

A conference call to discuss the second quarter fiscal 2018 financial results is scheduled for today, August 28, 2018, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 5167329. The replay will be available until September 4, 2018.

About BJ’s Wholesale Club Holdings, Inc.

Headquartered in Westborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. and its wholly owned subsidiaries, is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 215 clubs and 135 BJ’s Gas® locations in 16 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our transformation; our strategic priorities; our anticipated fiscal 2018 outlook; and our future progress, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; and other important factors discussed under the caption “Risk Factors” in our final prospectus under Rule 424(b) filed with the U.S. Securities and Exchange Commission (“SEC”) on June 28, 2018 in connection with our IPO, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$3,236,664	$3,103,335	$6,230,406	$5,986,633
Membership fee income	70,441	64,192	138,396	127,722

Total revenues	3,307,105	3,167,527	6,368,802	6,114,355
Cost of sales	2,718,602	2,614,187	5,228,940	5,055,493
Selling, general and administrative expenses	549,188	477,333	1,034,760	1,009,832
Preopening expense	641	1,226	1,858	2,033

Operating income	38,674	74,781	103,244	46,997
Interest expense, net	59,555	43,820	104,758	107,890

Income (loss) from continuing operations before income taxes	(20,881)	30,961	(1,514)	(60,893)
Provision (benefit) for income taxes	(15,391)	11,146	(10,325)	(21,921)

Income (loss) from continuing operations	(5,490)	19,815	8,811	(38,972)
Loss from discontinued operations, net of income taxes	(124)	(103)	(288)	(210)

Net income (loss)	$(5,614)	$19,712	$8,523	$(39,182)

Income (loss) per share attributable to common stockholders - basic:
Income (loss) from continuing operations	$(0.05)	$0.22	$0.09	$(0.44)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$(0.05)	$0.22	$0.09	$(0.44)

Income (loss) per share attributable to common stockholders - diluted:
Income (loss) from continuing operations	$(0.05)	$0.22	$0.09	$(0.44)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$(0.05)	$0.22	$0.09	$(0.44)

Weighted average number of common shares outstanding:
Basic	106,915	88,443	97,734	88,324
Diluted	106,915	91,746	102,732	88,324

BJ’S WHOLESALE CLUB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	August 4, 2018	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$31,305	$34,954
Accounts receivable, net	165,347	190,756
Merchandise inventories	1,005,045	1,019,138
Prepaid expenses and other current assets	69,116	81,972
Prepaid federal and state income taxes	31,679	9,784
Assets held for sale	6,550	—

Total current assets	1,309,042	1,336,604

Total property and equipment, net	747,681	758,750
Goodwill	924,134	924,134
Intangibles, net	212,561	224,876
Other assets	27,438	29,492

Total assets	$3,220,856	$3,273,856

LIABILITIES
Current liabilities:
Current portion of long-term debt	$62,250	$219,750
Accounts payable	783,108	751,948
Accrued expenses and other current liabilities	473,500	495,767
Closed store obligations due within one year	2,122	2,122

Total current liabilities	1,320,980	1,469,587

Long-term debt	1,894,071	2,492,660
Noncurrent closed store obligations	5,818	6,561
Deferred income taxes	52,988	57,074
Other noncurrent liabilities	264,872	267,393
Contingently redeemable common stock	—	10,438

STOCKHOLDERS’ DEFICIT
Common Stock	1,362	871
Additional paid-in capital	731,324	2,883
Accumulated deficit	(1,033,851)	(1,036,012)
Accumulated other comprehensive income	2,401	2,401
Treasury stock, at cost	(19,109)	—

Total stockholders’ deficit	(317,873)	(1,029,857)

Total liabilities and stockholders’ deficit	$3,220,856	$3,273,856

BJ’S WHOLESALE CLUB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,523	$(39,182)
Adjustments to reconcile net income to net cash provided by operating activities:
Charges for discontinued operations	399	357
Depreciation and amortization	82,498	82,288
Amortization of debt issuance costs and accretion of original issue discount	3,911	4,125
Debt refinancing and extinguishment charges	19,159	13,562
Impairment charges for assets held for sale	3,000	—
Other non-cash items, net	10,560	(753)
Stock-based compensation expense	52,126	5,740
Deferred income tax provision	(1,551)	(10,230)
Increase (decrease) in cash due to changes in:
Accounts receivable	25,409	188
Merchandise inventories	14,093	791
Prepaid expenses	12,856	4,290
Other assets	1,005	381
Accounts payable	37,524	39,592
Accrued expenses	(31,899)	(31,304)
Accrued income taxes	(31,663)	(18,761)
Closed store obligations	(1,142)	(923)
Other noncurrent liabilities	(1,589)	3,809

Net cash provided by operating activities	203,219	53,970

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(75,666)	(46,253)

Net cash used in investing activities	(75,666)	(46,253)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	—	547,544
Principal payments on long term debt	(22,829)	(4,812)
Extinguishment of Second Lien Term Loan	(631,283)	—
Proceeds from ABL facility	670,000	956,000
Payments on ABL facility	(794,000)	(744,000)
Debt issuance costs paid	—	(27,006)
Dividends paid	—	(735,580)
Capital lease and financing obligations payments	(349)	(322)
Net cash received (paid) from stock option exercises	(19,481)	811
Acquisition of treasury stock	(19,149)	—
Proceeds from stock issuance	685,889	—
Other financing activities	—	500

Net cash used in financing activities	(131,202)	(6,865)

Net (decrease) increase in cash and cash equivalents	(3,649)	852
Cash and cash equivalents at beginning of period	34,954	31,964

Cash and cash equivalents at end of period	$31,305	$32,816

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, and adjusted EBITDA.

We define adjusted net income (loss) as net income (loss) attributable to common stockholders adjusted for: stock-based compensation related to the Company’s IPO; IPO-related costs; management fees; charges incurred in the dividend recapitalization; compensatory dividend; club asset impairment; charges related to extinguishing the second lien term loan; interest and amortization on the second lien term loan; the windfall tax benefit from stock exercises; and the tax impact of the foregoing adjustments on net income (loss).

We define adjusted net income per diluted share as adjusted net income divided by the diluted shares outstanding on the last day of the latest period presented.

We define adjusted EBITDA as income (loss) from continuing operations before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: compensatory payments related to stock options; stock-based compensation expense; preopening expenses; management fees; noncash rent; strategic consulting expenses, severance; IPO-related costs and other adjustments.

We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share and adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share and adjusted EBITDA should not be considered as alternatives any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, or adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, or adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ’S WHOLESALE CLUB HOLDINGS, INC.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Net Income Per Diluted Share

(Amounts in thousands, except share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income (loss)	$(5,614)	$19,712	$8,523	$(39,182)
Adjustments:
Stock-based compensation related to IPO (a)	48,927	—	48,927	—
IPO-related costs (b)	761	—	761	—
Management fees (c)	1,333	2,017	3,333	4,068
Charges incurred in the 2017 dividend recapitalization (d)	—	—	—	22,110
Compensatory payments related to options (e)	—	2,126	—	73,700
Club asset impairment (f)	—	—	3,000	—
Charges related to extinguishing Second Lien Term Loan (g)	19,159	—	19,159	—
Interest and amortization on Second Lien Term Loan (h)	9,453	13,938	24,341	27,607
Windfall tax benefit from stock exercises (i)	(9,264)	—	(9,767)	—
Tax impact of adjustments to net income (loss) (j)	(21,453)	(7,258)	(26,862)	(50,238)

Adjusted net income	$43,302	$30,535	$71,415	$38,065

Weighted average fully diluted shares outstanding	106,915	91,746	102,732	88,324
Fully diluted shares outstanding at August 4, 2018	139,156	139,156	139,156	139,156
Adjusted net income per diluted share (k)	$0.31	$0.22	$0.51	$0.27

(a)	Represents stock-based compensation expense for certain restricted stock and stock option awards issued in connection with our IPO.
(b)	Represents one-time costs related to our IPO.
(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.
(d)	Represents the write-off of certain deferred financing charges and other amounts in connection with the 2017 dividend recapitalization.
(e)	Represents payments to holders of our stock options made pursuant to antidilutive provisions in connection with dividends paid to our shareholders.
(f)	Represents the impairment charge related to a club that was relocated during 2018.
(g)	Represents the write-off of certain deferred financing charges and a prepayment penalty associated with the payoff of our second lien term loan.
(h)	Represents the historical interest expense associated with the second lien term loan that was paid in full with proceeds from our IPO.
(i)	Represents the windfall tax benefit to the Company due to the exercise of certain stock options by former employees of the Company.
(j)	Represents the tax effect of the above adjustments at an effective tax rate of approximately 27%, as applicable.
(k)	Adjusted net income per diluted share is measured using the fully diluted shares outstanding at August 4, 2018 of 139.2 million shares for all periods presented.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

RECONCILIATION OF ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Income (loss) from continuing operations	$(5,490)	$19,815	$8,811	$(38,972)
Interest expense, net	59,555	43,820	104,758	107,890
Provision (benefit) for income taxes	(15,391)	11,146	(10,325)	(21,921)
Depreciation and amortization	41,076	41,217	82,498	82,288
Compensatory payments related to options (a)	—	2,126	—	73,700
Stock-based compensation expense (b)	52,395	2,078	53,365	5,740
Preopening expenses (c)	641	1,226	1,858	2,033
Management fees (d)	1,333	2,017	3,333	4,068
Noncash rent (e)	1,218	1,500	2,441	2,997
Strategic consulting (f)	6,299	10,832	13,248	16,953
Severance (g)	960	—	960	—
IPO-related costs (h)	761	—	761	—
Other adjustments (i)	(321)	(36)	2,884	(351)

Adjusted EBITDA	$143,036	$135,741	$264,592	$234,425

(a)	Represents payments to holders of our stock options made pursuant to antidilutive provisions in connection with dividends paid to our shareholders.
(b)	Represents stock-based compensation expense. Amount includes $47.7 million in expense related to certain restricted stock and stock option awards issued in connection with our IPO.
(c)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(d)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.
(e)	Consists of an adjustment to remove the non-cash portion of rent expense, which has been recorded on a straight-line basis in accordance with GAAP.
(f)	Represents fees paid to external consultants for strategic initiatives of limited duration.
(g)	Represents termination costs to a former executive.
(h)	Represents one-time costs related to our IPO.
(i)

Other non-cash items, including amortization of a deferred gain from sale lease back transactions in 2013, non-cash accretion on asset retirement obligations, obligations associated with our post-retirement medical plan and incremental expense to former executives. The first quarter of fiscal year 2018 includes an impairment charge on a club that was relocated.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

Fiscal Year 2018 Outlook for Adjusted Net Income and Adjusted Net Income per Diluted Share

(Amounts in millions, except per share amounts)

(Unaudited)

	Fiscal Year 2018 Outlook
	Low End	High End
Net income	$101	$111
Adjustments:
Stock-based compensation related to IPO (a)	49	49
IPO-related costs (b)	1	1
Management fees (c)	3	3
Club asset impairment (d)	3	3
Charges related to extinguishing Second Lien Term Loan (e)	19	19
Interest and amortization on Second Lien Term Loan (f)	24	24
Windfall tax benefit from stock exercises (g)	(10)	(10)
Tax impact of adjustments to net income (h)	(27)	(27)

Adjusted net income	$163	$173

Fully diluted shares outstanding at August 4, 2018	139	139
Adjusted net income per diluted share (i)	$1.17	$1.24

(a)	Represents stock-based compensation expense for certain restricted stock and stock option awards issued in connection with our IPO.
(b)	Represents one-time costs related to our IPO.
(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.
(d)	Represents the impairment charge related to a club that was relocated during 2018.
(e)	Represents the write-off of certain deferred financing charges and a prepayment penalty associated with the payoff of our second lien term loan.
(f)	Represents the historical interest expense associated with the second lien term loan that was paid in full with proceeds from our IPO.
(g)	Represents the windfall tax benefit to the Company due to the exercise of certain stock options by former executives of the Company.
(h)	Represents the tax effect of the above adjustments at an effective tax rate of approximately 27%, as applicable.
(i)	Adjusted net income per diluted share is measured using the fully diluted shares outstanding at August 4, 2018 of 139.2 million shares.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

Fiscal Year 2018 Outlook for Adjusted EBITDA

(Amounts in millions)

(Unaudited)

	Fiscal Year 2018 Outlook
	Low	High
Income from continuing operations	$102	$112
Interest expense, net	162	162
Provision for income taxes	31	31
Depreciation and amortization	163	163
Compensatory payments related to options (a)	2	2
Stock-based compensation expense (b)	56	56
Preopening expenses (c)	3	3
Management fees (d)	3	3
Noncash rent (e)	5	5
Strategic consulting (f)	24	24
Severance (g)	1	1
IPO-related costs (h)	1	1
Other adjustments (i)	(0)	(0)

Adjusted EBITDA	$553	$563

(a)	Represents payments to holders of our stock options made pursuant to antidilutive provisions in connection with dividends paid to our Sponsors.
(b)	Represents non-cash-based compensation expense. Amount includes $47.7 million in expense related to certain restricted stock and stock option awards issued in connection with our IPO
(c)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(d)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.
(e)	Consists of an adjustment to remove the non-cash portion of rent expense, which has been recorded on a straight-line basis in accordance with GAAP.
(f)	Represents fees paid to external consultants for strategic initiatives of limited duration.
(g)	Represents termination costs to a former executive.
(h)	Represents one-time costs related to our IPO.
(i)

Other non-cash items, including amortization of a deferred gain from sale lease back transactions in 2013, non-cash accretion on asset retirement obligations, obligations associated with our post-retirement medical plan and incremental expense to former executives. The first quarter of fiscal year 2018 includes an impairment charge on a club that we relocated.

Investor Contact:

Farah Soi / Caitlin Morahan, ICR

(203)682-8200

Farah.Soi@icrinc.com

Caitlin.Morahan@icrinc.com

Media Contact:

Kirk Saville, BJ’s Wholesale Club

(774) 512-7425

ksaville@bjs.com